Exhibit 5.1

March 20, 2009

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

Re:                               Registration Statement on Form S-8 Filed by Abbott Laboratories

Ladies and Gentlemen:

We have acted as counsel for Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the Company’s assumption of: (i) the Amended and Restated Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan, as amended; (ii) the 2004 Stock Incentive Plan, as amended and restated on May 29, 2008; (iii) the Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan; (iv) the VISX, Incorporated 1995 Director Option and Stock Deferral Plan, as amended and restated; (v) the VISX, Incorporated 1995 Stock Plan, as amended; (vi) the VISX, Incorporated 2000 Stock Plan; and (vii) the VISX, Incorporated 2001 Nonstatutory Stock Option Plan (collectively, the “Plans”).  The Plans were assumed by the Company in connection with the Company’s acquisition of Abbott Medical Optics Inc., a Delaware corporation, formerly known as Advanced Medical Optics, Inc. (“AMO”), which acquisition was consummated on February 26, 2009 pursuant to the Agreement and Plan of Merger, dated January 11, 2009, by and among the Company, Rainforest Acquisition Inc., a wholly owned subsidiary of the Company, and AMO.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 2,051,380 common shares (the “Shares”), without par value, of the Company, that may be issued and sold pursuant to the Plans and the applicable award agreements thereunder will be, when issued and sold in accordance with such Plans and award agreements, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Illinois, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the resolutions authorizing the Company to issue and sell the Shares pursuant to the Plans and the applicable award agreements will be in full force and effect at all times at which the Shares are issued or sold by the Company, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares that may be issued and sold pursuant to the Plans under the Securities Act of 1933 (the “Act”).  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day